FOR IMMEDIATE RELEASE       For further information, call
                            Denis McGlynn, President and
Dover, DE, July 1, 1998     Chief Executive Officer
                            Dover Downs Entertainment, Inc.
                            (302) 674-4600, Ext. 200

                            Christopher R. Pook, Chairman and
                            Chief Executive Officer
                            Grand Prix Association of Long Beach, Inc.
                            (562) 490-4521


                  DOVER DOWNS ENTERTAINMENT, INC.
                        COMPLETES MERGER WITH
             GRAND PRIX ASSOCIATION OF LONG BEACH, INC.


Dover Downs Entertainment, Inc. ("Dover") (NYSE: Symbol - DVD) and Grand Prix Association of Long Beach, Inc. ("Grand Prix") (NASDAQ:
Symbol - GPLB) jointly announced today that the merger of Grand Prix with and into a newly formed subsidiary of Dover was overwhelmingly approved by the shareholders of both Dover and Grand Prix at the shareholders' meeting held by each company yesterday. Effective today, Grand Prix is a wholly owned subsidiary of Dover. Each shareholder of Grand Prix will receive .63 shares of common stock of Dover for each share of common stock of Grand Prix owned by such shareholder.

"The story of the newly combined company is a good one," said Denis McGlynn, Dover's president and Chief Executive Officer. "Major NASCAR, CART, IRL and NHRA races at venues impacting 32 of the top 50 U.S. advertising markets offer us significant opportunities in motorsports. This, combined with our rapidly expanding gaming operation, presents a well balanced program for growth."

Christopher Pook, Grand Prix's Chairman and Chief Executive Officer, stated: "We are very excited about continuing our successes as part of the dynamic and growing Dover Downs Entertainment business. Our organization is a perfect fit with Dover, and we look forward together to building even greater value for our shareholders."

                               *  *  *

Dover Downs Entertainment, Inc. operates a multi-purpose entertainment complex conducting NASCAR and IRL auto racing, harness horse racing, pari-mutuel wagering on simulcast harness and thoroughbred horse races and video lottery (slot) machine operations in Dover, Delaware. Grand Prix is the owner and operator of Toyota Grand Prix of Long Beach, the annual Indy car race run on the streets of Long Beach since 1975, Gateway International Raceway in St. Louis and Memphis Motorsports Park. In addition to Grand Prix, Dover also owns and operates the Nashville Speedway, USA located at the Tennessee State Fairgrounds in Nashville.